EXHIBIT (q)


 DESCRIPTION OF CANADA LIFE INSURANCE COMPANY OF AMERICA'S ISSUANCE, TRANSFER,
    AND REDEMPTION PROCEDURES FOR POLICY PURSUANT TO RULE 6e-3(T)(b)(12)(iii)
                            For CLICA VUL Accumulator
                 Canada Life of America Variable Life Account 1

This document sets forth the administrative procedures, as required by Rule 6e-3(T)(b)(12)(iii)(1) under the Investment Company Act of 1940, as amended ("1940 Act"), that will be followed by Canada Life Insurance Company of America Life Insurance Company ("CLICA") in connection with the issuance of individual flexible premium variable life insurance policies (the "Policies") and acceptance of payments thereunder, the transfer of assets held thereunder, and the redemption by policyowners of the Policy of their interests in the Policy. Terms used herein have the same definition as in the prospectus for the Policy that is included in the current registration statements on Form N-6 for the Policies(2), as filed with the Securities and Exchange Commission ("SEC").

The Policy is issued by CLICA, a stock life insurance company and wholly owned subsidiary of The Canada Life Assurance Company. Pursuant to a servicing agreement between CLICA and McCamish Systems, L.L.C., McCamish Systems, L.L.C is responsible for certain obligations involved in the administration of Policy issued by CLICA, including certain of the administrative procedures set forth in this Memorandum. Accordingly, references in this Memorandum to CLICA may be deemed also to be references to McCamish Systems, L.L.C., as applicable.

CLICA believes its procedures meet the requirements of Rule 6e-3(T)(b)(12)(iii) and states the following:

     1. Because of the insurance nature of the Policy and due to the requirements of state insurance laws, the procedures necessarily differ in significant respects from procedures for mutual funds and contractual plans for which the 1940 Act was designed.

     2. In structuring its procedures to comply with Rule 6e-3(T), state insurance laws, and CLICA administrative procedures, CLICA has attempted to comply with the intent of the 1940 Act, to the extent deemed feasible.

     3. In general, state insurance laws require that CLICA's procedures be reasonable, fair, and not discriminatory.

     4. Because of the nature of the insurance product, it is often difficult to determine precisely when CLICA's procedures deviate from those required under Sections 22(c), 22(d), 22(e), or 27(c)(1) of the 1940 Act or Rule 22c-1 thereunder. Accordingly, set out below is a summary of the principal Policy provisions and procedures that may be deemed to constitute, either directly or indirectly, such a deviation. The summary, while comprehensive, does not attempt to treat each and every procedure or variation that might occur and does include certain procedural steps that do not constitute deviations from the above-cited sections or rule.


-----------------


     (1) This rule provides an exemption for separate accounts, their investment advisers, principal underwriters (distributors), and sponsoring insurance companies from Sections 22(c), 22(d), 22(e), and 27(c)(1) of the 1940 Act, and Rule 22(c)-1 promulgated thereunder, for issuance, transfer, and redemption procedures under flexible premium variable life insurance policies to the extent necessary to comply with Rule 6e-3(T), state administrative laws, or established administrative procedures of the life insurance company. In order to qualify for the exemption, procedures must be reasonable, fair, and not discriminatory, and these must be disclosed in the registration statement filed by the separate accounts.

     (2) File Nos. 333-100569; 811-09667.

                                TABLE OF CONTENTS

I.  PROCEDURES RELATING TO PURCHASE AND ISSUANCE OF THE POLICY AND ACCEPTANCE OF PAYMENTS.........................1

A.   OFFER OF THE POLICIES, APPLICATION, INITIAL PAYMENT, AND ISSUANCE............................................1

B.   ADDITIONAL NET PAYMENTS......................................................................................4

C.   PERIODIC PLANNED PAYMENTS....................................................................................4

D.   PAYMENTS UNDER ELECTRONIC FUNDS TRANSFER.....................................................................5

E.   NO LAPSE GUARANTEE: MINIMUM PAYMENT PERIOD...................................................................5

F.   LAPSE........................................................................................................5

G.   REINSTATEMENT................................................................................................6

H.   REPAYMENT OF LOAN AND INTEREST PAYMENTS......................................................................6

I.   REFUND OF EXCESS PAYMENTS FOR MODIFIED ENDOWMENT CONTRACTS...................................................7

J.   THE VARIABLE ACCOUNT AND THE SEPARATE ACCOUNT................................................................7


II.      TRANSFERS................................................................................................8

A.   TRANSFERS AMONG THE SUBACCOUNTS AND THE FIXED ACCOUNT........................................................8

B.   DOLLAR COST AVERAGING........................................................................................8

C.   ACCOUNT REBALANCING..........................................................................................9


III.     REDEMPTIONS..............................................................................................9

A.   RIGHT TO EXAMINE ("FREE LOOK" RIGHTS)........................................................................9

B.   SURRENDERS..................................................................................................10

C.   PARTIAL WITHDRAWALS.........................................................................................10

D.   DEATH BENEFIT...............................................................................................11

E.   CONVERSION..................................................................................................16

F.   POLICY LAPSE................................................................................................16

G.   POLICY LOAN.................................................................................................17

H.   ACCOUNTING BENEFIT FEATURE..................................................................................18



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
I.   PAYMENT EXPENSE CHARGES AND MONTHLY DEDUCTION CHARGES.......................................................18

J.   CORRECTION OF MISSTATEMENT OF AGE AND SEX...................................................................20

K.   POSTPONEMENT OF PAYMENTS....................................................................................20

L.   INCONTESTABILITY............................................................................................20

M.   SUICIDE EXCLUSION...........................................................................................20


                                       ii
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I.   PROCEDURES RELATING TO PURCHASE AND ISSUANCE OF THE POLICY AND ACCEPTANCE
     OF PAYMENTS

This section outlines those principal Policy provisions and administrative procedures that might be deemed to constitute, either directly or indirectly, a "purchase" transaction. Because of the insurance nature of the Policy, the procedures involved necessarily differ in certain significant respects from the purchase procedures for mutual funds and contractual plans. The chief differences revolve around the payment rate structure and the insurance underwriting (i.e., evaluation of risk) process. There are also certain Policy provisions -- such as loan repayment -- which do not result in the issuance of a Policy, but which require certain repayments by the policyowner and involve a transfer of assets supporting the Policy reserve into the Variable Account.

     A. OFFER OF THE POLICIES, APPLICATION, INITIAL PAYMENT, AND ISSUANCE

OFFER OF THE POLICY. In general, insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each policyowner pays an initial payment and is charged certain costs commensurate with the insured's mortality risk as actuarially determined utilizing factors such as age, gender, and underwriting class. Uniform payments and costs would discriminate unfairly in favor of those insureds representing greater risks.

APPLICATION. Generally, the Policy is available for insureds between issue ages 0-85. Persons wishing to purchase a Policy must submit a completed application to the Variable Life Service Center through a CLICA licensed life insurance agent who is also a registered representative of Canada Life of America Financial Services, Inc. ("CLAFS"), the principal underwriter for the Policy, or a broker-dealer having a selling agreement with CLAFS. The application must provide the name of the insured and certain required information about the insured, and specify the policyowner's chosen death benefit option. The application generally is accompanied by an initial payment, designates payment allocation percentages, and names the beneficiary.

RECEIPT OF APPLICATION AND UNDERWRITING. The Policy will be offered and sold pursuant to established underwriting standards and in accordance with state insurance laws. The underwriting standards and payment processing practices followed by CLICA are similar to those followed in connection with the offer and sale of non-variable life insurance, modified where necessary to meet the requirements of the federal securities laws. State insurance laws prohibit unfair discrimination among policyowners, but recognize that payments must be based upon factors such as the age, gender, and health of the insured.

Upon receipt of a completed application in good order from a prospective policyowner, CLICA will follow its underwriting procedures for life insurance designed to determine whether the proposed insured is insurable. CLICA must receive evidence of insurability that satisfies their underwriting standards before issuing a Policy. CLICA may require medical examinations and other information about the proposed insured before a determination of insurability can be made.

The underwriting process determines the underwriting class to which the insured is assigned if the application is accepted. The Policy generally uses mortality tables that distinguish between men and women; as a result, the Policy in effect pays different benefits to men and women of the same age and in the same underwriting class, unless state law requires that CLICA use unisex mortality tables. CLICA currently places insureds in the following underwriting classes:
(a) tobacco; (b) standard non-tobacco; (c) preferred non-tobacco; (d) preferred plus non-tobacco, and (e) youth.

In setting its cost of insurance rates, CLICA will take into consideration actuarial expectations of future mortality rates and expenses. In addition, the cost of insurance will depend upon the face amount of the Policy, and the issue age, gender (unless the Policy is issued in an unisex class), and underwriting class of the person insured. Cost of insurance rates may be increased if the insured has been assigned extra ratings,

CLICA reserves the right to modify its underwriting requirements and the minimum face amount at any time. CLICA also reserves the right to reject an application for any reason permitted by law. If an application is rejected, any payment received will be returned, without interest.

INITIAL CONDITIONAL INSURANCE. During underwriting, the policyowner may receive initial conditional insurance, if the policyowner makes an initial payment of at least one minimum monthly payment. Initial conditional insurance coverage will be the insurance applied for, up to a maximum of $500,000, depending on the age and underwriting class of the proposed insured. Coverage will continue for no more than 90 days from the date of a prospective policyowner's application, and, if required, the completed medical exam.

If the proposed insured commits suicide, CLICA will not pay a benefit and will return all payments made by the policyowner.

TAX-FREE EXCHANGES (1035 EXCHANGES). CLICA will accept, as part of a policyowner's initial payment, money from one or more life insurance contracts insuring the same insured that qualify for a tax-free exchange under Section 1035 of the Code. Upon receipt of an application and assignment of the existing insurance from the applicant to CLICA, CLICA will begin the underwriting process. Once the underwriting process has been completed and the application has been approved, CLICA will submit a written request to the existing insurer requesting surrender of the existing insurance and payment of that insurance's cash value. Upon receipt of the initial payment, the Policy will be issued and full insurance coverage will take effect.

POLICY ISSUANCE. CLICA will issue a Policy only if the underwriting process has been completed (i.e., CLICA receives evidence of insurability that satisfies its underwriting standards), the application has been approved (or CLICA receives the prospective policyowner's consent to any changes to the application, if necessary), the proposed insured is alive on the date of issue and in the same condition of health as described in the application, and the minimum initial payment also has been paid. The date of issue also represents the commencement of the suicide exclusion and contestable periods. Full insurance coverage under the Policy takes effect on the policy date. The policy date may be different from the date of issue. The policy date is printed in the Policy. CLICA uses the policy date to measure monthly processing dates, Policy Years and Policy Anniversaries. On the policy date, CLICA begins to charge the monthly deduction from the Policy Value (if a Policy is backdated, CLICA begins to charge monthly deductions as of the backdated policy date.)


BACKDATING. CLICA and the policyowner may agree to set a policy date different from the date of issue. However, the policy date may not be more than 6 months prior to the date of issue. A backdating request must be made in the application. Certain charges based upon age are based in part on the attained age of the insured on the policy date or the date of any increase in face amount. Generally cost of insurance charges are lower at a younger age. On the first monthly processing date after the date of issue, a policyowner will have to pay all of the monthly deductions for the backdated period.

PAYMENTS BEFORE THE DATE OF ISSUE. The policyowner determines the amount of the initial payment, although, before full insurance coverage begins, the policyowner must pay at least the minimum initial payment. The minimum initial payment is based on the face amount of the Policy and the insured's issue age, sex, and underwriting class.


If a policyowner makes a payment with the application for the Policy, or at any time before the date of issue, CLICA will hold the net payment in a non-interest bearing account. If the application is not approved, CLICA will refund all payments made by the policyowner without interest. If a policyowner has backdated his or her Policy, CLICA will credit the net payments with interest at the current fixed account rate for the backdated period.


The policyowner will instruct in the application how the initial net payment should be allocated among the subaccounts and/or the fixed account. Allocation percentages must be in whole numbers and the sum of the percentages must equal 100%.


FREE LOOK. On the date of issue, CLICA allocates the payment received, minus the payment expense charge and monthly deduction, either to: (1) the money market subaccount, or to (2) the fixed account and/or the subaccounts selected in the application (or by subsequent request), depending on the laws of the state governing the Policy. If the applicant's state requires CLICA to return all the payments in the event the free look right is exercised, CLICA will allocate to the money market subaccount any initial and subsequent net payment(s) requested to be allocated to subaccounts which are received at the Variable Life Service Center within 14 days after the date of acceptance (24 days from the date of acceptance if the Policy is issued in states with a 20-day right to examine; or 34-days from the date of acceptance for California citizens with an attained age of 60 and older, who have a 30-day right to examine). The date of acceptance is the date of issue if the application is approved with no changes requiring the consent of the policyowner; otherwise, it is the date of the policyowner's written consent to any application changes and payment of sufficient payment to keep the Policy in force are received at the Variable Life Service Center. Immediately after this 14-day period ends, the value in the money market subaccount is allocated among the subaccounts as indicated in the policyowner's latest allocation instructions. CLICA invests all net payments paid thereafter based on the allocation percentages then in effect. If the applicant's state requires CLICA to return the Policy Value in the event the free look right is exercised, CLICA will allocate all net payments to the fixed account and/or the subaccounts selected by the insured.


CREDITING INITIAL NET PAYMENTS. On any valuation day that CLICA credits the initial net payment(s) to a subaccount, CLICA will convert the dollar amount of the net payment into subaccount units at the unit value for that subaccount, determined at the end of that valuation day. The corresponding portfolio of that subaccount determines its net asset value per each share once daily, as of the close of the regular business session of the New York Stock Exchange ("NYSE") (usually 4:00 p.m., Eastern time), which coincides with the end of each valuation period. If CLICA receives a net payment after the close of a valuation day, CLICA will use the unit values for the subaccount next determined at the end of the next valuation day. CLICA will credit amounts to the subaccounts only on a valuation day.


While held in the fixed account, net payments will be credited with interest at the current fixed account rate, which will equal at least 3% annual interest.


FACE AMOUNT. In the application, the prospective policyowner chooses a face amount. The Policy requires a minimum face amount of $50,000. The face amount generally can be increased or decreased by written request. To increase the face amount, (a) the policyowner must complete an application and provide CLICA with evidence of insurability for the insured;
(b) the insured must have an attained age of 85 or younger; (c) CLICA must approve the increase according to its underwriting standards in effect at the time; and (d) the policyowner must pay the amount which is necessary to keep the Policy in force for three months if the Policy Value, after the change, is insufficient to maintain coverage for this period. A policyowner must increase the face amount by at least $10,000. A policyowner may decrease the face amount at any time prior to the final payment date while the insured is living and the Policy is in force. The minimum amount of any decrease is $10,000. A policyowner may not decrease the face amount to less than $50,000.


     B. ADDITIONAL NET PAYMENTS

Prior to the final payment date (the Policy Anniversary nearest the insured's 100th birthday) while the insured is alive and the Policy is in force, the policyowner generally may make additional payments at any time. CLICA may limit or refund any payment or portion of a payment if: (1) the payment would disqualify the Policy as a life insurance contract under the Code; or (2) the payment would increase the base death benefit by more than the amount of such payment (unless the policyowner provides CLICA with satisfactory evidence of insurability).

A policyowner may also make payments by electronic funds transfer or by any method CLICA deems acceptable. CLICA will allocate any net payment made to the subaccounts and/or the fixed account unless the policyowner provides written notice for the payment to be treated as a loan repayment.

On any valuation day that CLICA credits an additional net payment to a subaccount, CLICA will convert the dollar amount of the net payment into subaccount units at the unit value for that subaccount, determined at the end of that valuation day. The corresponding portfolio of that subaccount determines its net asset value per share once daily, as of the close of the regular business session of the NYSE (usually 4:00 p.m., Eastern time), which coincides with the end of each valuation period. If CLICA receives additional net payments after the close of a valuation day, CLICA will use the unit values for the subaccount next determined at the end of the next valuation day. CLICA will credit amounts to the subaccounts only on a valuation day.


Policy Value in the fixed account is guaranteed to be credited with interest at a rate equaling at least 3% annual interest.


CLICA will allocate additional net payments according to current payment allocation instructions, unless otherwise specified. A policyowner can change the allocation instructions for additional net payments by telephone or written request. CLICA reserves the right to assess a $25 charge for each change of allocation instructions for net payments. A policyowner may submit a different allocation for one net payment once per year without submitting change of allocation instructions. Any change in allocation instructions will be effective on the date CLICA records the change. Allocation percentages must be in whole numbers and the sum of the percentages must equal 100%.

     C. PERIODIC PLANNED PAYMENTS

The policyowner may schedule periodic planned payments for which CLICA will send a reminder notice. The address for payment, which is the same address as the Variable Life Service Center, is enclosed with the notice. The policyowner is not required to pay the periodic planned payments and may change the frequency, amount, and the time period over which the policyowner makes the periodic planned payments. Even if the policyowner makes periodic planned payments on schedule, the Policy may still lapse.

     D. PAYMENTS UNDER ELECTRONIC FUNDS TRANSFER

Payments may be paid periodically pursuant to an electronic funds transfer agreement if the policyowner authorizes CLICA to withdraw payments automatically from the policyowner's checking or savings account each month or periodically. For all policyowners who agree to pay pursuant to the electronic funds transfer agreement, payments will be drafted from the source account on the same date of each month that payments are withdrawn (except if this date falls on a weekend day or holiday, payments ordinarily will be drafted on the next following business day). This date cannot be the 29th, 30th, or 31st day of the month.

     E. NO LAPSE GUARANTEE: MINIMUM PAYMENT PERIOD

The minimum initial payment is the only payment the policyowner is required to make under the Policy. However, the policyowner greatly increases the risk of lapse if the policyowner does not regularly make payments at least as large as the current minimum monthly payment.


CLICA guarantees that the Policy will not lapse during the Minimum Payment Period (48 Policy Months from the policy date) so long as, on each monthly processing date, the sum of all payments paid by the policyowner, less the outstanding loan balance, partial withdrawals, and partial withdrawal charges (excluding the transaction fee), equals or exceeds the cumulative sum of minimum monthly payments in effect for each month from the policy date up to and including the monthly processing date.


The Policy Details page shows a Minimum Payment Period and minimum monthly payment for the Policy, which is based on the insured's issue age, sex, underwriting class, face amount, and riders. If, during the Minimum Payment Period, the policyowner changes the face amount, or changes, adds or deletes a benefit rider, CLICA will recalculate the minimum monthly payment necessary to provide the policyowner a guarantee against lapse. The new minimum monthly payment will apply from the date of the Policy change.


After the end of the Minimum Payment Period, the Policy will be kept in force only as long as the cash surrender value sufficient to cover the amount of each monthly deduction when due. The cash surrender value is the Policy Value less any outstanding loan balance and surrender charge. Payment of only the minimum monthly payment during the Minimum Payment Period may result in a cash surrender value that is not sufficient to meet future monthly deductions beyond the Minimum Payment Period.


     F. LAPSE


A 62-day grace period, during which this Policy will remain in force, will apply to a Policy any time the Policy Value is insufficient to meet certain Policy charges. If a Policy enters a grace period, CLICA will notify the policyowner (at least 31 days before the date on which the Policy will lapse) of the payment necessary to keep the Policy from lapsing.


If the policyowner does not make the minimum payment by the end of the grace period, all coverage under the Policy will terminate and no benefits will be distributed from the Policy. If the insured dies during the grace period, CLICA will pay the death benefit proceeds after deducting any monthly deduction due and payable through the Policy Month in which the insured dies, as well as any outstanding loan balance, and any other overdue charges under the Policy.

A Policy will enter the grace period if the cash surrender value on a monthly processing date is insufficient to pay the monthly deduction due and if the requirements of the applicable Minimum Payment Period have not been met. Before the final payment date, a policyowner may prevent a Policy from lapsing by making sufficient payments so that the Policy Value either meets the Minimum Payment Period requirement; or covers the balance of the monthly deduction due plus an amount to keep this Policy and any riders in force for a period of 3 months. After the final payment date, a policyowner may prevent a Policy from lapsing only by making loan repayments.


The Policy generally will not lapse if: (1) the policyowner meets certain conditions during the Minimum Payment period; (2) the policyowner purchases and meets the conditions of the Guaranteed Death Benefit Rider; (3) the Paid-Up Life Insurance Rider is automatically exercised; or (4) the policyowner makes a timely payment after the Policy enters the grace period which would meet the Minimum Payment Period requirement or cover the balance of the monthly deduction due plus an amount to keep this Policy and any riders in force for 3 months.


     G. REINSTATEMENT

A lapsed Policy not surrendered may be reinstated at any time within three years after the date of lapse, so long as the insured is alive. To reinstate, the policyowner generally must submit to the Variable Life Service Center a written application for reinstatement, evidence of insurability satisfactory to CLICA, payment of an amount sufficient to cover all monthly deductions due and unpaid during the grace period, and payment of an amount sufficient to keep the Policy in force for at least three months after the date of reinstatement. Any net payments submitted during the underwriting period for reinstatement will be placed into a non-interest bearing account until CLICA approves the application for reinstatement.

If the policyowner requests reinstatement during the Minimum Payment Period, the policyowner must pay the lesser of three minimum monthly payments or three monthly deductions to reinstate the Policy. After the Minimum Payment Period, the policyowner must pay three monthly deductions to reinstate the Policy. After the final payment date, a policyowner may not make a payment to reinstate a Policy.

The effective date of reinstatement is the first monthly processing date following the date the application for reinstatement is approved. The Policy Value on the reinstatement date is the net payment to reinstate the Policy; plus the Policy Value on the date of lapse; minus the monthly deduction due on the reinstatement date. A policyowner may reinstate any Policy loan outstanding on the date of lapse. The amount of the surrender charge and the surrender charge period remaining on the reinstatement date are those that were in effect on the date the Policy lapsed. Once the Policy is reinstated, CLICA will transfer the net payment according to the policyowner's latest allocation instructions.

     H. REPAYMENT OF LOAN AND INTEREST PAYMENTS

REPAYMENT OF THE OUTSTANDING LOAN BALANCE. Policyowners may repay any of the outstanding loan balance while the insured is still living and the Policy is in force, provided the Paid-Up Life Insurance Rider has not been exercised. The outstanding loan balance is an amount equal to the sum of all Policy loans taken (plus interest due or accrued) minus any loan repayments. Loan repayments must be identified as such or they will be credited as an additional net payment (unless the Paid-Up Life Insurance Rider has been exercised or it is after the final payment date). If the death benefit becomes payable while a Policy loan is outstanding, the outstanding loan balance will be deducted from the death benefit.

ALLOCATION OF REPAYMENT OF LOAN AMOUNT. When the policyowner repays the outstanding loan balance, CLICA will transfer the portion of the outstanding loan balance in an amount equal to the repayment to the fixed account and/or subaccounts. CLICA will allocate the transfer according to the policyowner's most recent allocation instructions. No charge will be imposed for these transfers, and these transfers are not treated as transfers in calculating the transfer charge.

INTEREST ON THE LOAN COLLATERAL. The loan collateral will be credited with interest at an annual rate of 3.0%. On each Policy Anniversary, the policyowner may request that the interest earned on the loan collateral be transferred to the subaccounts and/or the fixed account.

INTEREST CHARGED ON THE OUTSTANDING LOAN. CLICA charges interest in arrears from the date of the loan. The maximum interest rate that CLICA will charge is 5.0% for standard loans and 3.5% for preferred loans. Interest charged is due at the end of each Policy Year during which a loan is made and compounded annually thereafter until the loan is repaid. Unpaid interest becomes part of the outstanding loan balance and accrues interest at the same rate as the loan. If the policyowner does not pay such loan interest when due, the amount of the interest is added to the outstanding loan balance (on which interest is assessed in the ensuing year). Unpaid interest is transferred from the subaccounts and/or the fixed account based on the policyowner's written instructions. If there are no such instructions or the Policy Value in the specified subaccounts is insufficient to allow the collateral for the unpaid interest to be transferred, the interest is transferred based on the proportion that the sum of the value in the fixed account and the value in the subaccounts bear to the total unloaned Policy Value.

     I. REFUND OF EXCESS PAYMENTS FOR MODIFIED ENDOWMENT CONTRACTS

CLICA will refund the amount of excess payment that would cause the Policy to become a modified endowment contract ("MEC"), unless the policyowner provides CLICA written notice stating that allowing the Policy to become a MEC is acceptable.

     J. THE VARIABLE ACCOUNT AND THE SEPARATE ACCOUNT

THE VARIABLE ACCOUNT. The Variable Account consists of subaccounts, the assets of which are used to purchase shares of a designated corresponding investment portfolio of various mutual funds. The mutual funds are registered under the 1940 Act as open-end management investment companies. Additional subaccounts may be added periodically to invest in other portfolios of other mutual funds or any other investment company.

THE FIXED ACCOUNT. Policyowners may allocate net payments to the fixed account, which guarantees principal will be credited with a minimum fixed rate of interest. Net payments allocated or transferred to the fixed account will earn interest at a current interest rate in effect at that time. The interest rate credited to net payments and loan collateral will equal at least 3%. CLICA may credit a higher interest rate to net payments allocated to the fixed account.

II.  TRANSFERS

     A. TRANSFERS AMONG THE SUBACCOUNTS AND THE FIXED ACCOUNT

A policyowner may transfer between and among the subaccounts and the fixed account (subject to certain restrictions) 12 times a year without charge, unless the Extended Coverage Option is in effect on the final payment date or the Paid-Up Life Insurance Rider has been exercised. CLICA reserves the right to limit the minimum and maximum amounts that a policyowner may transfer and the number of transfers a policyowner may make in a single Policy Year. CLICA also reserves the right to set other reasonable rules controlling transfers. CLICA processes transfers based on unit values for the subaccount next determined at the end of the valuation day when CLICA receives the transfer request. Because the corresponding portfolio of any subaccount determines its net asset value per each share once daily, as of the close of the regular business session of the NYSE (usually 4:00 p.m., Eastern time), which coincides with the end of each valuation period, CLICA will process any transfer request received after the end of a valuation day using unit values for the subaccount next determined at the end of the next valuation day.


CLICA currently assesses $10 transfer charge for the 13th and each additional transfer in a Policy Year, but reserves the right to deduct a $25 transfer charge for the 13th and each additional transfer in a Policy Year. All transfers included in a request are treated as one transfer transaction. Transfers due to dollar cost averaging, account rebalancing, loans, the exchange privilege, conversions, change in subaccount investment policy, or the initial reallocation of account values from a money market subaccount do not count as transfers for the purpose of assessing the transfer charge.


A policyowner may make a transfer out of the fixed account only once each Policy Year and only within the 30 days following each Policy Anniversary. The amount transferred may not exceed the lesser of $100,000 or 25% of Policy Value. This restriction does not apply to any transfer made as part of any automated service program offered by CLICA.

To the extent permitted by law, CLICA reserves the right not to process transfer requests if a pattern of excessive trading (including short-term "market timing" trading) by a policyowner or the policyowner's agent develops. If transfer requests are not processed, CLICA will not count these requests as transfers for purposes of determining the number of free transfers executed.

     B. DOLLAR COST AVERAGING

A policyowner may elect to participate in a dollar cost averaging program in the application or by completing an election form that CLICA receives by the beginning of the month. Dollar cost averaging ("DCA") spreads the allocation of net payments into the subaccounts over a period of time by systematically and automatically transferring, on a monthly or other periodic basis, specified dollar amounts from any selected subaccount or the fixed account to any other subaccount(s) or the fixed account. Each month on the monthly processing date, CLICA will automatically transfer equal amounts (minimum $100) from the chosen subaccount to the designated "target accounts" in the percentages selected.

The DCA program ends if: (1) the policyowner cancels the program (in writing);
(2) the value in the chosen subaccounts is insufficient to make the transfer;
(3) the specified number of transfers has been completed; or (4) the Policy enters the grace period.

CLICA will provide written notice confirming each transfer and when the program has ended. There is no additional charge for dollar cost averaging. A transfer under this program is not considered a transfer for purposes of assessing the transfer fee. CLICA may modify, suspend, or discontinue the dollar cost averaging program at any time upon 30 days' written notice to the policyowner.

     C. ACCOUNT REBALANCING


A policyowner may elect to participate in an account rebalancing program in the application or by completing an election form that CLICA receives by the beginning of the month. Account rebalancing automatically transfers amounts periodically to maintain a particular percentage allocation among the subaccounts. Policy Value allocated to each subaccount will grow or decline in value at different rates. The account rebalancing program automatically reallocates the Policy Value in the subaccounts at the end of each period to match the Policy's currently effective payment allocation schedule. The account rebalancing program will transfer Policy Value from those subaccounts that have increased in value to those subaccounts that have declined in value (or not increased as much). Policy Value in the fixed account is not available for this program.


There is no additional charge for the automatic asset rebalancing program. Any reallocation that occurs under the automatic asset rebalancing program will not be counted towards the 12 "free" transfers allowed during each Policy Year. The policyowner may cancel the program by written request. CLICA may modify, suspend, or discontinue the account rebalancing program at any time upon 30 days notice. A policyowner cannot choose account rebalancing if he or she is participating in the dollar cost averaging program.

III. REDEMPTIONS

This section outlines those procedures that differ in certain significant respects from redemption procedures for mutual funds and contractual plans. CLICA's policy provides for the payment of monies to a policyowner or beneficiary. The principal difference between CLICA's "redemption" procedures and those in a mutual fund or contractual plan context is that the payee will not receive a pro rata or proportionate share of the Variable Account's assets within the meaning of the 1940 Act. The amount received by the payee will depend upon the particular benefit for which the Policy is presented including, for example, the cash surrender value or part thereof, or the death benefit. There are also certain Policy provisions - such as the loan privilege - that will affect the policyowner's benefits and involve a transfer of the assets supporting the policy reserve out of the Variable Account. Finally, state insurance laws may require that certain requirements be met before CLICA is permitted to make payments to the payee.

     A. RIGHT TO EXAMINE ("FREE LOOK" RIGHTS)

INITIAL FREE LOOK. A policyowner may cancel the Policy no later than 10 days after receipt of the policy (or longer if required by state law) by returning the Policy to CLICA's Variable Life Service Center or to the representative who sold it. If a Policy is cancelled during the free look period, CLICA will treat the Policy as if the Policy was never issued.

CLICA will generally pay a refund to the policyowner within 7 days after CLICA receives the returned Policy. Where state law requires return of payment, CLICA will refund the greater of all payments or the Policy Value plus deductions under the Policy for taxes, charges or fees. Where state law requires return of policy value, CLICA will refund the Policy Value as of the valuation day CLICA receives the returned Policy, plus any deductions under the Policy for taxes, charges or fees. CLICA will not assess surrender charges on the cancellation of a Policy.

FREE LOOK FOR INCREASE IN FACE AMOUNT. A policyowner may cancel an increase in face amount on or before 10 days after receipt of the notice reflecting the increase. CLICA will credit the Policy Value for all charges attributable to the increase to the subaccounts and/or the fixed account in the same proportion as they were deducted. CLICA will waive any surrender charge computed for the increase.

     B. SURRENDERS

REQUESTS FOR SURRENDER. A policyowner may surrender the Policy for its cash surrender value at any time if the insured is living on the date CLICA receives a written request in the Variable Life Service Center and the Policy is in force. The cash surrender value equals the Policy Value minus any surrender charge and outstanding loan balance. The cash surrender value is determined at the end of the valuation day when the surrender request is received. The surrender is effective on the valuation day CLICA receives the written request in good order. The Policy cannot be reinstated after it is surrendered.

CLICA will ordinarily pay the cash surrender value in a lump sum or other non-variable payment option available within 7 days after receipt, at the Variable Life Service Center, of a signed written request for surrender.


SURRENDER CHARGES. CLICA generally will assess a surrender charge if the policyowner (i) surrenders the Policy or (ii) reduces the face amount of the Policy, or (iii) makes a partial withdrawal (if Death Benefit Options 1 or 3 are selected), before the beginning of the 10th Policy Year from the Policy date for the Policy or of increase in face amount. The maximum surrender charge is equal to a specific dollar amount that is based on the age (at policy date or increase in face amount), sex, and underwriting class of the insured, for each $1,000 of face amount. The surrender charge factor decreases by one-ninth (11.11%) annually, and grades to zero by the beginning of the 10th Policy Year. If the policyowner elects the Accounting Benefit Feature, a lower surrender charge schedule will apply to the Policy. A surrender charge will not be assessed on that part of the withdrawal or decrease in face amount that is part of the preferred partial withdrawal. A preferred partial withdrawal is the withdrawal amount and the sum of the prior withdrawal amounts in the same Policy Year that do not exceed 10% of the Policy Value as of the beginning of the Policy Year.


CLICA also will deduct a surrender charge on a decrease in the face amount or a partial withdrawal that results in a decrease in face amount. Such a surrender charge is a fraction of the charge that would apply to a full surrender--the fraction being the ratio of the partial withdrawal or decrease in face amount to the total face amount immediately prior to the increase.


If more than one surrender charges is in effect because of one or more increases in face amount, CLICA will apply surrender and partial withdrawal charges in the following order: (i) first, against the most recent increase; (ii) next, against the next most recent increase(s), successively; and (iii) finally, against the initial face amount.


     C. PARTIAL WITHDRAWALS

After the first Policy Year but before the final payment date, a policyowner may make a written request for a partial withdrawal of cash surrender value if the insured is alive and the Policy is in force. The minimum amount of a partial withdrawal is $200. CLICA will process the partial withdrawal at the unit values for the subaccount next determined at the end of the valuation day on which CLICA receives the withdrawal request at the Variable Life Service Center, and will ordinarily pay the withdrawal within 7 days after such receipt. CLICA will not allow a partial withdrawal if the partial withdrawal would reduce the face amount under either Death Benefit Option 1 or Death Benefit Option 3 below $40,000. A partial withdrawal charge of 2.00% of the amount withdrawn, not to exceed $25, plus, a proportional amount of a surrender charge will be deducted from the remaining Policy Value or the amount withdrawn for each withdrawal.

The policyowner can specify the subaccount(s) and/or the fixed account from which to make the partial withdrawal. If the policyowner does not make a specification, the amount of the withdrawal and the partial withdrawal charge will be deducted based on the proportion that the fixed account value and the value in the subaccounts bear to the total unloaned Policy Value.


If Death Benefit Option 1 or 3 is in effect, CLICA will reduce the face amount by the amount of the partial withdrawal. Any decrease in face amount due to a partial withdrawal will reduce the face amount in the following order: (i) first, against the most recent increase; (ii) next, against the next most recent increase(s), successively; and (iii) finally, against the initial face amount. If the policyowner purchased an Adjustable Term Insurance Rider, a partial withdrawal will reduce the Target Death Benefit for the current Policy Year and all future Policy Years for all death benefit options by the amount of the partial withdrawal.


     D. DEATH BENEFIT

PAYMENT OF THE DEATH BENEFIT. As long as the Policy is in force, CLICA will ordinarily pay a death benefit to the beneficiary within 7 days after receipt, at the Variable Life Service Center, of due proof of death. CLICA determines the amount of the death benefit as of the insured's date of death.

CLICA will pay the death benefit in a lump sum or other method of payment agreed upon with CLICA to the beneficiary. If more than one beneficiary is alive when the insured dies, CLICA will pay each beneficiary in equal shares, unless the policyowner has stated otherwise. If the beneficiary dies before the insured, that beneficiary's interest will pass to any surviving beneficiaries in proportion to their share in the death benefit, unless the policyowner has stated otherwise. If all the beneficiaries die before the insured, the death benefit will pass to the policyowner or the policyowner's estate. If all or part of the insurance proceeds are paid in one sum, CLICA will pay interest on this sum at the annual rate of 3% or any higher rate as required by applicable state law from the date of the insured's death to the date CLICA makes payment.

DEATH BENEFIT ON OR BEFORE THE FINAL PAYMENT DATE. If the Adjustable Term Insurance Rider is not in effect on the insured's date of death, the death benefit equals:

     - the base death benefit in effect on the insured's date of death; minus
     - any monthly deductions due and unpaid through the month that the insured dies; and minus
     - any outstanding loan balance on the insured's date of death.

If the Adjustable Term Insurance Rider is in effect on the insured's date of death, the death benefit equals:

     - the Target Death Benefit Schedule amount as of the insured's date of death; minus
     - any monthly deductions due and unpaid through the month that the insured dies; and minus
     - any outstanding loan balance on the insured's date of death.

DEATH BENEFIT AFTER THE FINAL PAYMENT DATE. If the Extended Coverage Option is not in effect, the death benefit equals:

     - the Policy Value on the insured's date of death; minus
     - any mortality and expense risk charges due and unpaid through the month that the insured dies; and minus
     - any outstanding loan balance on the insured's date of death.

If the Extended Coverage Option is in effect as of the final payment date, the death benefit will be the greater of:

     - The face amount in effect on the final payment date; minus any outstanding loan balance on the date of death, and any partial withdrawals and partial withdrawal charges after the final payment date; or

     - The Policy Value on the insured's date of death; minus any outstanding loan balance on the insured's date of death.

If the Guaranteed Death Benefit Rider is in effect, the death benefit equals the greater of:

     - the Policy Value on the insured's date of death; minus any outstanding loan balance on the insured's date of death; minus any mortality and expense risk charges due and unpaid through the month that the insured dies; or

     - the face amount in effect on the final payment date; minus any outstanding loan balance on the insured's date of death; and minus any mortality and expense risk charges due and unpaid through the month that the insured dies.


DEATH BENEFIT OPTIONS. Three death benefit options are available under the
Policy: Option 1--Level Guideline Premium Test; Option 2--Adjustable Guideline Premium Test; and Option 3--Level Cash Value Accumulation Test. CLICA calculates the amount available under each death benefit option as of the date of the insured's death. Under each option, the amount of the death benefit coverage depends upon the cash surrender value of the Policy. The base death benefit under Death Benefit Options 1 and 3 is equal to the greater of: (a) the face amount; or (b) the minimum death benefit equal to the Policy Value (determined on the valuation day on or next following the date of the insured's death) multiplied by the applicable factor for the insured's attained age. The base death benefit under Death Benefit Option 2 is equal to the greater of : (a) the face amount plus the Policy Value on the date of the insured's death; or (b) the minimum death benefit equal to the Policy Value (determined on the valuation day on or next following the date of the insured's death multiplied by the applicable factor for the insured's attained age.


CHANGE IN DEATH BENEFIT OPTION. Policyowners that have selected Death Benefit Option 3 are forbidden by law from changing their death benefit option. Policyowners who have selected Death Benefit Options 1 or 2 are not permitted to change the base death benefit to Option 3. After the first Policy Year and before the final payment date, policyowners may change Death Benefit Options 1 or 2 by written request once per Policy Year. CLICA reserves the right to require evidence of insurability. The change in the base death benefit will take effect on the monthly processing date following the date the request is approved by underwriting. Changing the death benefit option may result in a change in face amount. A change in death benefit option will not be permitted if the change would decrease the face amount to less than $50,000. When the Paid-Up Life Insurance Rider or the Extended Coverage Option is exercised, a policyowner in Death Benefit Option 2 will be transferred to Death Benefit Option 1 and no further changes to the death benefit options are allowed.

Changing the death benefit option also may have tax consequences and may affect the net amount at risk over time (which would affect the monthly cost of insurance charge). CLICA will not permit any change that would result in a Policy being disqualified as a life insurance contract under Section 7702 of the Code.

CHANGE IN FACE AMOUNT OR THE TARGET DEATH BENEFIT. The policyowner may request an increase in the face amount or the Target Death Benefit after the first Policy Year and before the insured reaches age 86 subject to the following requirements: (a) the policyowner must complete a written application and provide evidence of insurability satisfactory to CLICA at the Variable Life Service Center; (b) CLICA must affirm that the insured meets the applicable underwriting standards; and (c) the policyowner must pay the amount necessary to make up the difference between the Policy Value and the amount necessary to keep the Policy in force for three months.

The minimum face amount increase is $10,000. If approved, the change will be effective as of the monthly processing date on or next following the date all the requirements are met. An increase in face amount will be accompanied by: (i) a cost of insurance charge for the increase; (ii) a new minimum monthly payment if the increase is within the first 48 Policy Months; (iii) a new monthly expense charge; (iv) new guideline premiums; (v) a new surrender charge rate and period for the Policy; and (vi) a new guaranteed death minimum payment.

After the first Policy Year and before the final payment date, a policyowner may reduce the Policy's face amount provided that the insured is living and the Policy is in force. The decrease will take effect on the first monthly processing date after CLICA receives the policyowner's written request. The face amount will be reduced or eliminated in the following order: (i) the most recent face amount increase; (ii) the most recent face amount increases, successively; and (iii) the initial face amount. The minimum face amount decrease CLICA permits is $10,000. A policyowner may not decrease the face amount below $50,000. A decrease in face amount will be accompanied by: (i) a new cost of insurance charge; (ii) new guideline premiums, if applicable; (iii) a new guaranteed death benefit minimum payment; and (iv) a new minimum monthly payment if the decrease is within the first 48 Policy Months.

CHARGE FOR DECREASE IN FACE AMOUNT. CLICA will deduct a surrender charge from the Policy Value on the date of the decrease if the requested decrease is to take effect before the beginning of the 10th Policy Year or before the beginning of the 10th Policy Year following any increase in face amount. The policyowner may choose the subaccount(s) from which these charges will be deducted. If the policyowner does not make an election, CLICA will allocate the charges pro-rata.

EXTENDED COVERAGE OPTION. If the Extended Coverage Option is elected, and the Option is in effect on the final payment date, CLICA will pay a minimum base death benefit on the death of the insured. A policyowner may revoke this option at any time prior to the final payment date by providing written notice to CLICA. CLICA must receive written notice of the revocation before the final payment date. The effective date of this change will be the date CLICA receives the policyowner's written notice. There is no charge for this option.

If the Extended Coverage Option is in effect on the final payment date, the following will occur:

     - All of the Policy Value invested in any subaccounts will be transferred to the fixed account;
     - Policyowners may make no further investment in, or transfers to, a subaccount;

     - If Death Benefit Option 2 is in effect, the Policy will be converted to Death Benefit Option 1; and
     - Policyowners will no longer be permitted to change the death benefit option.

SUPPLEMENTAL BENEFITS. Supplemental death and other benefits may be added to the Policy by purchasing one or more riders as described in the current prospectus for the Policy.


1. ACCELERATED DEATH BENEFIT RIDER. The Accelerated Death Benefit Rider provides the insured with a portion of the death benefit prior to the insured's death under either the terminal illness option or the nursing home option. The accelerated death benefit will be reduced by a discount factor (set at CLICA's discretion at the time the rider is exercised) to compensate CLCIA for lost income due to the early payment of the death benefit. To receive the death benefit, the following must occur: (a) a written consent must be given by any collateral assignee, irrevocable beneficiary and the insured (if the policyowner is not the insured); and (b) the insured must qualify for the option the policyowner elects.


To receive an accelerated death benefit under the terminal illness option, the policyowner must provide proof of claim satisfactory to CLICA that the insured's life expectancy is 12 months or less. A policyowner may elect to receive equal monthly payments for 12 months. For each $1,000 of living benefit, each payment will be at least $85.21. This assumes an annual interest rate of 5%. Instead of monthly payments, a policyowner also may elect to receive an amount equal to the living benefit in a lump sum.

To receive an accelerated death benefit under the nursing home option, the policyowner must provide proof that (1) the insured is confined to an eligible nursing home and has been confined there continuously for the preceding six months; and (2) the insured is expected to remain in the nursing home until death. A policyowner may elect level monthly payments for a specified number of years shown in the rider. For each $1,000 of living benefit, each payment will be at least the minimum amount shown in the rider, which assumes an annual interest rate of 5%.

A policyowner may elect a longer payment period than that shown in the table of the rider. If a longer payment period is elected, monthly payments will be reduced so that the present value of the monthly payments for the longer payment period is equal to the present value of the payments for the period shown in the table, calculated at an interest rate of at least 5%.

If the insured dies before the entire accelerated death benefit has been paid, CLICA will pay the beneficiary in one sum the present value of the remaining payments due under this rider reduced at the interest rate CLICA uses to determine those payments.

The Policy's death benefit will be decreased by the accelerated death benefit. The decrease will be effective on the monthly processing date following the date of the written request. Existing insurance will be decreased or eliminated in the following order: (a) first, the most recent increase; (b) second, the next most recent increases successively; and (c) last, the initial Face Amount. Any surrender charge applicable to the decrease in the face amount will be waived. The amount of the charge which is waived will be: (a) the surrender charge applicable to any increased Face Amount which is eliminated in the order set forth above; plus (b) a pro-rata share of the surrender charge applicable to a partial reduction in an increase or in the original Face Amount. The Policy Value will be reduced in the same proportion as the reduction in the death benefit. All other riders will continue in force.

2. ADJUSTABLE TERM INSURANCE RIDER. The Adjustable Term Insurance Rider supplements the Policy's base death benefit with adjustable term insurance so that the death benefit payable under the Policy will equal the Target Death Benefit shown in the Target Death Benefit Schedule. The amount of term insurance provided by the rider is recalculated daily and equals the difference between the Target Death Benefit and the base death benefit. In the event that the base death benefit equals or exceeds the Target Death Benefit, the term insurance benefit will not be less than zero. If the Policy lapses, the Adjustable Term Insurance Rider may be reinstated according to the reinstatement provisions of the Policy.

After the first Policy Year, a policyowner may request an increase or decrease in the Target Death Benefit Schedule once per Policy Year. A request for an increase must be made before the insured reaches age 86. If an increase is approved, the face amount of the Base Policy (and the minimum monthly payment if the increase is in the first 48 Policy Months) will automatically be increased unless the policyowner specifically requests that the increase apply only to the term rider.

The Adjustable Term Insurance Rider terminates on the earlier of: (a) the monthly processing date on, or next following, CLICA's receipt of the policyowner's signed written request to cancel this rider; (b) the date the Policy lapses, is surrendered, or otherwise is no longer in force; or (c) the final payment date.

There is a charge for this rider that is assessed as part of the monthly deduction and is based on the benefit amount of the rider and the cost of insurance rate for the rider. The cost of insurance rate for this rider is based on the insured's age, gender, underwriting class on the policy date, and the number of years the Policy has been in force. CLICA does not assess a surrender charge upon termination of this rider.

3. GUARANTEED DEATH BENEFIT RIDER. If a policyowner elects the Guaranteed Death Benefit Rider, and the rider is in effect on the final payment date, CLICA will pay a minimum death benefit on the death of the insured. While this rider is in effect, CLICA guarantees that the Policy will not lapse, regardless of the investment performance of the subaccounts. This rider may be elected only at issue and, once terminated, may not be reinstated. CLICA deducts a one-time administrative charge of $25 from the Policy Value when the rider is elected.

To maintain this rider, a policyowner must meet the Guaranteed Death Benefit Minimum Payment test on each Policy Anniversary Date. This test is met if (1) equals or exceeds (2) where: (1) is the sum of all payments minus any partial withdrawals, partial withdrawal charges (excluding the transaction fee), and outstanding loan balance which is classified as a preferred loan; and (2) is the sum of the minimum Guaranteed Death Benefit Rider payments shown in the Policy.

The Guaranteed Death Benefit Rider will terminate if:

     - on a monthly processing date, the cash surrender value is insufficient to cover the monthly deduction owed due to the outstanding loan balance;

     - the policyowner does not meet the Guaranteed Death Benefit Minimum Payment Test on a Policy Anniversary Date;

     - the policyowner makes a policy change that results in a negative guideline premium;

     - the policyowner changes from Death Benefit Option 2 to Death Benefit Option 1within 5 years of the final payment date; or

     - the policyowner requests a partial withdrawal or a preferred loan after the final payment date.

4. PAID-UP LIFE INSURANCE RIDER. Under the Paid-Up Life Insurance Rider, once the insured has reached an age of at least 75 and the Policy has been in force at least 15 Policy Years, the Policy will automatically become paid-up life insurance provided certain conditions are met. Once the rider is automatically exercised, the Policy will never lapse and the beneficiary will receive a minimum death benefit on the death of the insured. All other riders under the Policy will terminate. The rider will automatically take effect when: (i) the outstanding loan balance is at least 95% of the Policy Value; (ii) the total amount of all partial withdrawals equals or exceeds the total payments made; and
(iii) the outstanding loan balance equals or exceeds the face amount of the Policy. The paid-up life insurance amount will be the Policy Value as of the rider exercise date (minus a rider charge of 3% of the Policy Value on the rider exercise date if Death Benefit Option 1 or 2 is selected or 4% of the Policy Value on the rider exercise date if Death Benefit Option 3 is selected) multiplied by the minimum death benefit factor for the insured's age as of the exercise date. Once the Paid-up Life Insurance Rider is exercised, the following will occur:


     - Any Policy Value invested in a subaccount will be transferred to the fixed account and no further investment in, or transfers to, a subaccount will be allowed;
     - If Death Benefit Option 2 is in effect, the Policy will be converted to Death Benefit Option 1 and no further changes will be allowed to the death benefit;
     - The policyowner may no longer take any loans or make anymore loan repayments; however, the policyowner will continue to be charged interest on the outstanding loan balance;
     - The policyowner may not make anymore payments or partial withdrawals; and
     - The policyowner may not make any changes to the Policy.

The death benefit for a Policy that becomes paid-up life insurance will be the paid-up life insurance amount; or the Policy Value (minus the outstanding loan balance) on the insured's date of death multiplied by the minimum death factor for the insured's age on the date of death.

     E. CONVERSION

CONVERSION. During the first 24 policy months after the date of issue, or increase in the face amount, the policyowner may, on one occasion, submit a request to transfer the entire Policy Value in the Variable Account to the fixed account. CLICA will allocate all future payments to the fixed account.

CHANGE IN INVESTMENT POLICY. After any material change in the investment policy of a subaccount, the policyowner may transfer the portion of the Policy Value in the subaccount to any of the other subaccounts or to the fixed account without such transfer counting as a free transfer.

     F. POLICY LAPSE

If the Policy enters a grace period (i.e., is in default), CLICA will mail a notice to the policyowner or the person of the policyowner's choice, and to any assignee of record. CLICA will send such notice to the policyowner's last known address of record at least 31 days before the date on which the Policy will lapse. The notice will indicate the amount of payment due and the final date by which CLICA must receive the payment to keep the Policy from lapsing.

If the specified payment is not paid by the end of the grace period, all coverage under the Policy will terminate and any cash surrender value remaining that was insufficient to cover the monthly deduction will be paid to the policyowner. If the insured dies during the grace period, CLICA will pay the insurance proceeds after deducting any monthly deduction due and payable through the Policy Month in which the insured dies, as well as the outstanding loan balance and any other overdue charges under the Policy.

     G. POLICY LOAN

While the Policy is in force and the insured is living, policyowners may submit a written request to borrow money using the Policy as the only collateral for the loan, provided the Paid-Up Insurance Rider has not been exercised. policyowners must sign a written agreement and make satisfactory assignment of the policy to CLICA. The minimum loan that may be taken is $200. The maximum loan permitted is 95% of the (Policy Value less any surrender charges) minus any outstanding loan balance on the date of the loan. CLICA normally pays the amount of the loan within 7 days after receiving a loan request.

Policyowners may either take a standard loan or a preferred loan. A standard loan option is always available to policyowners. CLICA currently charges interest on the amount of a standard loan at a current annual rate of 3.80%, but guarantees not to exceed 5.00% interest. A preferred loan option is automatically available to a policyowner unless the policyowner requests otherwise. The preferred loan option is available on that part of the outstanding loan balance that is attributable to earnings. CLICA currently charges interest on the amount of a preferred loan at a current annual rate of 3.0% but guarantees not to exceed 3.50%.

If the death benefit becomes payable while a loan is outstanding, the indebtedness will be deducted from the insurance proceeds. Any indebtedness is also deducted from the Policy Value upon surrender. If indebtedness causes the cash surrender value on a monthly processing date to be less than the monthly deduction due, the Policy will enter a grace period.


COLLATERAL. When a loan is outstanding, CLICA transfers an amount as collateral to the fixed account. This amount is equal to the amount of the loan adjusted by the earned interest rate and the charged interest rates. CLICA will transfer the loan amount and any unpaid loan interest accrued by the Policy Anniversary from the subaccounts according to the policyowner's instructions. CLICA will transfer the outstanding loan balance to the fixed accounts from the subaccounts and the fixed account on a pro-rata basis. CLICA will not count this transfer as a transfer subject to a transfer charge.


CHARGED INTEREST RATE. Interest is charged in arrears from the date of the loan, and is due at the end of each Policy Year during which a loan is made and compounded annually thereafter until the loan is repaid. If the policyowner does not pay such loan interest when due, the amount of the unpaid interest is added to the outstanding loan balance (on which interest is assessed in the ensuing year). Unpaid interest is transferred based on the policyowner's written instructions. If there are no such instructions or the Policy Value in the specified subaccounts is insufficient to allow the collateral for the unpaid interest to be transferred, the interest is transferred based on the proportion that the sum of the value in the fixed account and the value in the subaccounts bear to the total unloaned Policy Value.

EARNED INTEREST RATE. On each Policy Anniversary, a policyowner may request that earned interest be transferred to the subaccounts and/or the fixed account. A transfer to or from the fixed account will be made to reflect any recalculation of collateral.

     H. ACCOUNTING BENEFIT FEATURE


If a policyowner elects either Accounting Benefit Feature I or II, CLICA will provide the policyowner the opportunity to have higher cash values in the early Policy Years than a similarly situated policyowner who did not elect an Accounting Benefit Feature. The Policy Value is enhanced in the early Policy Years because the surrender charge is lower and the monthly expense charge is deferred until the later Policy Years. Because the monthly expense charge is deferred, a policyowner who elects the Accounting Benefit Feature will eventually have a lower Policy Value than a similarly situated policyowner who did not defer the monthly expense charges through the Accounting Benefit Feature.


     I. PAYMENT EXPENSE CHARGES AND MONTHLY DEDUCTION CHARGES

PAYMENT EXPENSE CHARGE. Whenever a payment is received, CLICA will subtract a payment expense charge before it is allocated to the subaccounts and/or the fixed account. The payment expense charge consists of: (1) a premium tax charge of 2.0% for state and local premium taxes regardless of whether such tax applies; (2) a deferred acquisition cost tax charge of 1.0% for approximate expenses incurred from Federal taxes; and (3) a front-end sales load of 3.0% for policy sales expenses.

MONTHLY DEDUCTION. On the policy date and each monthly processing date, redemptions will be made from the Policy Value for the monthly deduction. The monthly deduction will be deducted from each subaccount and the fixed account in accordance with the allocation percentage for monthly deductions the policyowner chose at the time of application, or as later changed by written notice. If CLICA cannot make a monthly deduction on this basis, CLICA will make deductions on a pro rata basis (i.e., in the same proportion that the value in each subaccount and the fixed account bears to the unloaned Policy Value on the monthly processing date). Because portions of the monthly deduction (such as the cost of insurance) can vary from month-to-month, the monthly deduction will also vary.

If the policy date is set prior to the date of issue (i.e. the Policy is backdated), the policyowner will have to pay the monthly deduction for the backdated period. On the first monthly processing date after the date of issue, the accrued monthly deductions will be deducted from the Policy Value. The maximum amount deducted on the policy issue date will equal the sum of 6 monthly deductions. CLICA will then deduct a monthly deduction from the Policy Value on each monthly processing date thereafter as described above.

The monthly deduction is equal to: (1) the monthly cost of insurance charge; (2) the monthly mortality and expense risk charge; (3) the monthly administration fee; (4) the monthly expense charge; and (5) charges for riders selecting by the policyowner.

1. THE MONTHLY COST OF INSURANCE CHARGE. The cost of insurance rate (or rates) depends on a number of factors specific to each individual insured (including age, sex, underwriting class, and face amount), as well as the Policy Value and the number of months since the policy date, that cause it to vary from Policy to Policy and from month to month. The Policy Details page will indicate the guaranteed cost of insurance charge applicable to the Policy. The monthly cost of insurance charge is guaranteed not to exceed the charge shown in the Policy Details page. The cost of insurance charge is equal to:


     - the cost of insurance rate that applies to the insured's attained age on the specific monthly processing date; multiplied by




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     - the net amount at risk.

The net amount at risk is equal to:

     - the base death benefit on the monthly processing date, minus

     - the Policy Value on the monthly processing date.

NET AMOUNT AT RISK. The net amount at risk will increase and decrease, depending on the investment performance of the portfolios in which the policyowner invests, the payments made by the policyowner, the fees and charges deducted under the Policy, the selected death benefit option, any Policy transactions (such as partial withdrawals, loans, and changes in face amount), as well as the application of any tax-based minimum death benefit factors. The net amount at risk is calculated separately for the initial face amount and for any increase in face amount.

BANDED COST OF INSURANCE RATES. The cost of insurance rates vary by the band of face amount each Policy. Cost of insurance rates are banded into two segments. Cost of insurance rates for Policies with initial face amounts at $150,000 and above (Band 2) will be priced an average of 9% lower than Policies with initial face amounts below $150,000 (Band 1). Neither changes in face amount nor partial withdrawals will cause a change in bands. CLICA reserves the right to change the bands.

Cost of insurance rates generally increase with the age of the insured. CLICA calculates the cost of insurance charge separately for the initial face amount and for any increase in face amount. A different underwriting class (and a different cost of insurance rate) may apply to an increase in face amount, based on the insured's circumstances at the time of the increase.

The underwriting class of the insured also will affect the cost of insurance rate. Underwriting classes may be increased if the insured has been assigned extra ratings. Extra ratings are additional charges assessed on policies insuring individuals considered to have higher mortality risks based on CLICA's underwriting standards and guidelines.

2. MONTHLY MORTALITY AND EXPENSE RISK CHARGE. On each monthly processing date during the first 120 months following the policy date, CLICA assesses a monthly charge equal to 1/12 of an annual rate of 0.35% of the daily net asset values of the Policy Value in the subaccounts. Thereafter, CLICA will assess a monthly charge equal to 1/12 of an annual rate of 0.10% of the daily net asset values of the Policy Value in the subaccounts. CLICA reserves the right to increase this charge, but guarantees that this charge will never exceed a monthly amount equal to 1/12 of an annual rate of 0.60% of the daily net asset values of the Policy Value in the subaccounts during the first 120 months following the policy date and, thereafter, 1/12 of an annual rate of 0.30% of the daily net asset values of the Policy Value in the subaccounts. CLICA will assess this charge until the Policy terminates or the Extended Coverage Option or Paid-Up Life Insurance Rider is effective.

3. THE MONTHLY ADMINISTRATION FEE. CLICA will deduct a $7.50 monthly administration fee each month through the final payment date.

4. THE MONTHLY EXPENSE CHARGE. CLICA will deduct a Monthly Expense Charge for the first 120 Policy Months after the policy date or increase in face amount. The initial charge for each $1,000 of face amount is based on the issue age, sex and underwriting class of the insured on the policy date. This charge generally increases with the age of the insured. After an increase in the face amount, CLICA will set a new Monthly Expense Charge rate attributable to the increase, based on the age, sex and underwriting class of the insured at the time of the increase. If a



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policyowner elects the Accounting Benefit Feature, CLICA will apply a different charge schedule.

5. MONTHLY RIDER CHARGES. The monthly deduction includes charges for any supplemental insurance benefits added to the Policy by Rider. Any applicable rider charges will be indicated on the Policy Details page of the rider.

     J. CORRECTION OF MISSTATEMENT OF AGE AND SEX

If the insured's date of birth or sex was stated incorrectly, CLICA will adjust the death benefit to the amount which the most recent Cost of Insurance Charge deducted would have purchased for the correct age and sex based on the most recent monthly deduction. CLICA will not reduce the base death benefit to less than the minimum death benefit required by law. CLICA will not make an adjustment if the insured dies after the final payment date, or the last monthly cost of insurance charge (using the correct age and sex) was sufficient to purchase the net amount of risk in effect at the time.

     K. POSTPONEMENT OF PAYMENTS

CLICA usually pays the amounts of any surrender, partial withdrawal, death benefit, loan, or settlement option within 7 days after CLICA receives all acceptable payment requests and/or due proof of the insured's death. However, CLICA may postpone these payments if: (1) the NYSE is closed for other than usual weekends and holidays, or trading on the NYSE is otherwise restricted; (2) the SEC permits, by an order, the postponement of any payment for the protection of policyowners; or (3) the SEC determines that an emergency exists that would make disposal of portfolio securities or valuation of assets not reasonably practical.

CLICA has the right to defer payment of amounts from the fixed account or payment of any portion on the amount payable on surrenders, partial withdrawals, or loans from the fixed account for up to 6 months after receipt of the acceptable payment request, and, if required the Policy. If CLICA postpones payment for 30 days or more, the amount of the postponed payment will earn interest during that period of not less than 3.00% per year, or such higher rate required by law.

     L. INCONTESTABILITY

CLICA will not contest the Policy after it has been in force during the insured's lifetime for two years from the date of issue or, if reinstated, for two years from the date of reinstatement. CLICA will not contest any increase in face amount or any increase to the Target Death Benefit Schedule once the increase has been in force during the insured's lifetime for two years following he effective date of the increase. Any contest after a reinstatement or an increase in face amount or Target Death Benefit Schedule will be limited to material statements made in the application for such reinstatement or increase.

     M. SUICIDE EXCLUSION

If the insured commits suicide, while sane or insane, within 2 years of the date of issue, CLICA's liability will be limited to an amount equal to the payments paid (without interest), minus any outstanding loan balance, and any partial withdrawals. The Policy and all riders will then terminate. If the insured commits suicide, while sane or insane, within 2 years from the effective date of any applied for increase in face amount or the Target Death Benefit Schedule, CLICA



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will not recognize the increase. CLICA will pay to the beneficiary the death benefit payable before the applied for increase plus the monthly expense charges and the cost of insurance charges associated with such increase. The Policy and the riders will then terminate. If this Policy is reinstated, a new two year exclusion period will begin on the effective date of the reinstatement unless prohibited by applicable state law.







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